Exhibit (11)

November 9, 2023

BlackRock TCP Capital Corp. 2951 28th Street, Suite 1000 Santa Monica, California 90405
RE:	BlackRock TCP Capital Corp. — Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to BlackRock TCP Capital Corp., a Delaware corporation (the “Company”), in connection with the issuance of common shares of beneficial interest (the “Issued Shares”), par value $0.001 per share (the “Common Shares”), of the Company in connection with the merger (the “Merger”) of BlackRock Capital Investment Corporation, a Delaware corporation (“BCIC”), with and into BCIC Merger Sub, LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of the Company (“Merger Sub”) pursuant to General Corporation Law of the State of Delaware (the “DGCL”) and that certain Agreement and Plan of Merger (the “Merger Agreement”), among BCIC, the Company, Merger Sub and, solely for the limited purposes set forth therein, Tennenbaum Capital Partners, LLC, a Delaware limited liability company and investment advisor to the Company, and BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company and investment advisor to BCIC, dated as of September 6, 2023.

This opinion is being furnished in accordance with the requirements of Item 16 of Form N-14 under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the notification of registration on Form N-8A (File No. 811-21936) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940 on August 1, 2006;

(b) the registration statement on Form N-14 (File No. 333-274897) of the Company relating to the Issued Shares, initially filed with the Commission under the Securities Act on October 6, 2023, as proposed to be amended by Pre-Effective Amendment No. 1 thereto to be filed with the Commission on the date hereof (such registration statement, as proposed to be so amended, being hereinafter referred to as the “Registration Statement”);

BlackRock TCP Capital Corp.

November 9, 2023

(c) an executed copy of a certificate of Laurence D. Paredes, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d) a copy of the Company’s Certificate of Incorporation dated April 2, 2012 and the Certificate of Amendment to the Certificate of Incorporation, dated August 1, 2018 certified by the Secretary of State of the State of Delaware as of November 8, 2023, and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Company’s Amended and Restated By-Laws, in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(f) an executed copy of the Merger Agreement;

(g) a copy of the resolutions, adopted by the Board of Directors of the Company on December 17, 2010 and September 5, 2023, certified pursuant to the Secretary’s Certificate; and

(h) a copy of a certificate, dated as of November 8, 2023, with a bringdown verification dated as of the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Merger Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the DGCL.

BlackRock TCP Capital Corp.

November 9, 2023

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act; (ii) the conditions to the consummation of the Merger as set forth in the Merger Agreement shall have been satisfied or, if permitted under applicable law, waived in writing; (iii) the stockholders of each of BCIC and the Company have taken all necessary corporate action to approve the Merger and the issuance of the Issued Shares in connection with the Merger; (iv) the Merger shall have been consummated and become effective pursuant to the DGCL and the terms of the Merger Agreement; and (v) the Issued Shares are registered in the share record books of the Company and have been issued and delivered in accordance with the terms of the Merger Agreement, will be duly authorized by all requisite corporate action on the part of the Company under the DGCL and validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.001 per share of Common Stock.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MKH